SCHEDULE 5

FUNDING SCHEDULE

April 4, 2017	$75,000
April 17, 2017	$125,000
May 1, 2017	$513,750
June 1, 2017	$17,250
July 1, 2017	$19,000
August 1, 2017	$250,000

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